Exhibit 10.12

Myriad Pharmaceuticals, Inc.

Management Performance—Incentive Bonus Program

Fiscal Year 2010

The Compensation Committee of the Board of Directors of Myriad Pharmaceuticals, Inc. has implemented an annual management performance—incentive bonus program for the purpose of establishing annual performance objectives for our executives, including our named executive officers, to align their performance with the overall goals and objectives for Myriad. This process will commence in the fourth quarter of each fiscal year with each executive meeting with our President and CEO to discuss management business objectives (collectively “MBOs”) for the ensuing fiscal year. After review and discussion, our President and CEO will present the executive officers’ MBOs to the Compensation Committee for final approval. Similarly, our President and CEO meets with the Compensation Committee at the end of each fiscal year to propose his MBOs for the ensuing fiscal year which, after review and discussion, are finalized by the Compensation Committee.

After the end of each fiscal year, annual bonus awards will then be determined by the Compensation Committee for each executive officer based on i) a target bonus award opportunity, ii) the company’s overall financial performance and financial condition, and iii) the individual executive officer’s performance against the MBOs established for such executive officer, the company’s financial performance in the areas of responsibility of the executive officer and other significant accomplishments and contributions of the executive officer.

For fiscal year 2010, the Compensation Committee established the following target bonus award opportunities for each executive officer, based on a percentage of base salary:

Target Bonus (% of Base Salary)
Adrian N. Hobden, Ph.D., President and Chief Executive Officer	50%
Robert Lollini, Chief Financial Officer	35%
Wayne Laslie, Chief Operating Officer	40%
Edward Swabb, M.D., Ph.D., Senior Vice President, Drug Development, Chief Medical Officer	35%
Barbara Berry, Senior Vice President, Human Resources	30%

The actual bonus award will be determined by the Compensation Committee by multiplying the target bonus percentage for all executive officers by a factor of 0 to 1.2 based upon the Compensation Committee’s assessment of the Company’s overall financial performance and financial condition as of the end of the fiscal year. This adjusted target bonus percentage will then be multiplied by a factor of 0 to 1.2 based upon the Compensation Committee’s assessment of the individual executive officer’s achievement of individual MBO’s and other performance criteria as set forth above; provided however, that the adjusted target bonus percentage shall not exceed 130% of the initial target bonus award opportunity for any individual executive officer. The target bonus percentage, as adjusted, will then be multiplied by the executive officer’s base salary.

In addition, the Compensation Committee will determine if there are any significant differences in the actual bonus to be paid to an executive officer compared to similar positions with the comparable companies in our industry as represented in the compensation data we utilize, changes in the scope of responsibilities of the executive officer, or internal pay inequities.

We reserve the right to modify the management performance program, and the key corporate performance factors and criteria under the program, at any time.